Exhibit 10.50
MASTER
PROFESSIONAL SERVICES AGREEMENT

Commencement Date:	April 3, 2006

Party:	CONTRACTOR	CLIENT
Name:	Chordiant Software, Inc.	Citicorp Credit Services, Inc. (USA)
Address:	20400 Stevens Creek Blvd. Cupertino, CA 95014	14000 Citi Cards Way Jacksonville, FL 32258
State of Incorporation:	Delaware	Delaware

IN CONSIDERATION of the mutual covenants and undertakings contained herein, and intending to be legally bound, Contractor and Client (as designated above) agree as follows.

1.  DEFINITIONS

1.1 Specific Words or Phrases. For purposes of this Agreement, each word or phrase listed below shall have the meaning designated. Other words or phrases used in this Agreement may be defined in the context in which they are used, and shall have the respective meaning there designated.

“Acceptance Criteria” means the applicable Specifications and Documentation, together with such other test data, test conditions and exception conditions as may be specifically set forth or incorporated by reference in the Work Order.

“Affiliate” means and includes any entity that directly or indirectly controls, is controlled by, or is under common control with Client, where “control” means the ownership of, or the power to vote, at least twenty percent (20%) of the voting stock, shares or interests of an entity. An entity that otherwise qualifies under this definition will be included within the meaning of “Affiliate” even though it qualifies after the execution of this Agreement.

“Agreement” means the terms of this Master Professional Services Agreement (sometimes referred to as “Master Agreement”), together with the appendices and other exhibits attached hereto or incorporated herein by reference; provided, however, that for each particular Work Order, reference to “Agreement” shall be construed solely as a reference to the agreement that arises as a result of the execution of the Work Order, which agreement shall be a two party agreement between Contractor and the specific entity (either the entity designated above as “Client” or an Affiliate) that executes the Work Order.

“Client” means, for the general purposes of the Master Agreement, the entity designated above as “Client”. However, for the particular purposes of any agreement that arises as a result of a Work Order, reference to “Client” shall be construed solely as a reference to the specific entity (either the entity designated above as “Client” or an Affiliate) that executes the Work Order.

“Contractor” means the entity designated above as “Contractor”.

“Defect” means a defect, failure, malfunction, or nonconformity in a Deliverable that prevents the Deliverable from operating in accordance with the applicable Acceptance Criteria.

“Deliverable(s)” means and includes the item(s) described on the applicable Work Order that is to be developed or prepared by Contractor and furnished to Client.

"Intellectual Property Rights" means all trade secrets, patents and patent applications, trade marks (whether registered or unregistered and including any goodwill acquired in such trade marks), service marks, trade names, business names, internet domain names, e-mail address names, copyrights (including rights in computer software), moral rights, database rights, design rights, rights in know-how, rights in confidential information, rights in inventions (whether patentable or not) and all other intellectual property and proprietary rights (whether registered or unregistered, and any application for the foregoing), and all other equivalent or similar rights which may subsist anywhere in the world.

“Party” means either Contractor or Client, individually as the context so requires; and “Parties” means Contractor and Client, collectively.

“Personnel” means and includes a Party’s or an Affiliate’s directors, officers, employees, agents, auditors, consultants, and subcontractors.

“Project ” means the particular project described on a Work Order.

“Services” means the services described on a Work Order that are to be furnished by Contractor to Client.

"Specifications" means and includes the description of functional, technical, design and performance characteristics of the Deliverables agreed to by the Parties (including any requirements or characteristics specified in, or incorporated by reference into the applicable Work Order), and all modifications to the foregoing that are made from time to time by written agreement of the Parties.

“Work Order” means a transactional document (which may be entitled “Work Order”, “Statement of Work”, or “Project Schedule” and in all such cases is intended to be considered a “Work Order” for all purposes under this Agreement) that is entered into pursuant to this Master Agreement by and between Contractor and either the entity designated above as “Client” or an Affiliate and describes the Services or Deliverables to be provided by Contractor to such Client / Affiliate.

1.2 Common Words. The following words shall be interpreted as designated: (i) “or” connotes any combination of all or any of the items listed; (ii) where “including” is used to refer to an example or begins a list of items, such example or items shall not be exclusive; and, (iii) “specified” requires that an express statement is contained in the relevant document.

2.	TERM AND TERMINATION

2.1 Master Agreement. This Master Agreement shall commence as of the Commencement Date designated above, and shall continue in effect thereafter, unless superceded or otherwise terminated by agreement of the Parties. For the avoidance of doubt, termination of the Master Agreement shall not result in the termination of any Work Order, each Work Order being terminable only in accordance with its own provisions.

2.2  Work Orders. A Work Order shall become effective only when duly signed on behalf of the Parties to be bound thereby, and shall continue in effect through the earlier of: (i) the date the Services have been satisfactorily completed or the Deliverables have been accepted and all applicable warranty and license periods have expired or otherwise terminated, or (ii) the date of termination specified by either Party in accordance with the following conditions.

2.2.1
Client may terminate any Work Order with or without cause, at any time in its sole discretion, upon five (5) days prior written notice to Contractor. In the event Client terminates a Work Order without cause, Client will pay Contractor the reasonable value for: (i) Services properly performed by Contractor prior to the effective date of termination, (ii) services performed by Contractor pursuant to Section 2.3, and, (iii) reimbursable expenses incurred by Contractor pursuant to Section 9.4.

2.2.2
Contractor may only terminate a Work Order if Client defaults in any material obligation and fails to cure the default within thirty (30) days after Client has received Contractor’s notice of the default.

For the avoidance of doubt, notice of termination for any Work Order shall not be construed to be notice of termination for any other Work Order.

2.3 Orderly Transfer. Upon the termination of a Work Order for any reason whatsoever (including a default by either Party), Contractor will provide such information, cooperation and assistance to Client, as Client may reasonably request, to assure an orderly return or transfer to Client or Client’s designee of all proprietary data (and related records and files) and materials of Client, and all Work Product for which payment has been or is made, in their then current condition.

2.4 Retention of Archival Copy. If Client’s right to use any software provided by Contractor or any other Contractor Materials is terminated for any reason whatsoever, then Client shall nevertheless be entitled to retain copies of such software, Contractor Materials, and related documentation for archival purposes and to satisfy Client’s obligations under all applicable laws.

3.  PROJECT IMPLEMENTATION

3.1 Provision of Services and Deliverables. This Master Agreement does not by itself commit Client or any Affiliates to purchase any services or products. Rather, this Master Agreement merely sets forth the terms and conditions that will govern the provision of Services or Deliverables to Client or an Affiliate as a result of the execution of a Work Order by Contractor and Client or the Affiliate.

3.2  Work Orders. Work Orders may be entered into with Contractor under this Master Agreement by either the entity designated above as “Client” or any Affiliate. The entity that executes a Work Order with Contractor shall be considered the “Client” for all purposes of the Work Order; and the Work Order shall be considered a two party agreement between Contractor and such entity. Each Work Order shall be substantially in the form of Appendix A, shall incorporate by reference the provisions of this Master Agreement as though such provisions were set forth therein in their entirety, and shall set forth: (i) a description of the Services or Deliverables to be furnished by Contractor, (ii) the fees to be paid by Client for the Services or Deliverables, (iii) the applicable Acceptance Criteria, (iv) the name of the project manager for Client and the name of the project manager for Contractor, and, (v) such additional terms and conditions as may be mutually agreed upon by Contractor and the respective Client.

4. RELATION OF PARTIES

4.1 Client and Affiliates. Contractor acknowledges that Client and each of the Affiliates may use or benefit from the use of any Services performed, or Deliverables prepared and furnished, by Contractor as part of a Project.

4.2 Project Managers and Status Reports. For each Project, each Party will designate a suitably qualified project manager who will represent such Party and be responsible for assigning, scheduling and supervising such Party’s Personnel. During a Project, Contractor’s project manager will provide Client's project manager with status reports (at intervals determined by Client). Status reports may contain the following: (i) a summary of the current status of the Project (including specific progress made since the immediately preceding status report); (ii) a summary of the status of, or progress made on, all problems identified in previous status reports (and not previously reported as corrected); (iii) a summary of any problems identified since the preceding status report and any recommended remedial action; and, (iv) the amount of any anticipated delay in the completion of any milestone beyond the applicable date specified in the Work Order, the cause of such delay and any recommended remedial action.

4.3 Independent Contractor. Contractor will perform all Services as an independent contractor. Neither this Agreement nor Contractor’s performance of Services shall create an association, partnership, joint venture, or relationship of principal and agent, master and servant, or employer and employee, between Client and Contractor; and neither Party will have the right, power or authority (whether expressed or implied) to enter into or assume any duty or obligation on behalf of the other Party.

4.4 Contractor’s Personnel. Contractor will (if requested by Client at any time before or during any Project) furnish information substantiating the qualifications of any individual who Contractor intends to assign, or has assigned, to a Project. Client will be entitled to review such information in order to confirm the qualifications. After an individual has been assigned to a Project, Contractor will not reassign such individual in connection with any assignment other than the Project without the prior written consent of Client, which shall not be unreasonable withheld. In addition, Contractor will assign its Personnel to Projects in a manner that minimizes disruptions caused by the need for reorientation. Contractor further warrants that Contractor’s Personnel will not hold themselves out as employees or agents of Client, nor seek to be treated as employees of Client for any purpose, including claims of entitlement to fringe benefits provided by Client, or for disability income, social security taxes or benefits, Federal unemployment compensation taxes, State unemployment insurance benefits or Federal income tax withholding at source. Contractor will file all applicable tax returns for all of its Personnel assigned hereunder in a manner consistent with its status as an independent contractor of services; and Contractor will make all required payments and deposits of taxes in a timely manner.

4.5 Replacement of Contractor Personnel. Any individual who is assigned by Contractor to a Project may be temporarily replaced by Contractor if such individual does not report to work due to illness, accident or other events outside of Contractor’s control. Upon written notice to Contractor, Client shall be entitled to require Contractor to replace any individual who is assigned by Contractor to a Project and bar such individual from performing any Services for Client if Client determines in its reasonable discretion that the individual is unacceptable for any reason, including if the individual (i) is not compatible with Client employees connected with the Project, (ii) fails to comply with any applicable laws, ordinances, regulations, codes, or with Client’s security or work place policies or procedures (whether or not specified herein), or (iii) fails (in Client’s sole determination) to perform assignments in a professional and competent manner. Contractor further agrees to bar any such individual from performing any Services for Client immediately upon it becoming aware of such noncompliance.  If one of Contractor’s Personnel is removed from a Project either by Contractor or for cause at the request of Client, then Contractor will (at its expense) provide the training and orientation required to enable the replacement Personnel to perform as required. All replacement Personnel must be acceptable to Client in the sole exercise of Client’s discretion.

5.	CLIENT’S POLICIES AND PROCEDURES

5.1 General. Contractor will ensure (i) that its Personnel comply with the corporate policies promulgated by Client or an Affiliate that are designed to adhere to applicable laws and regulations, and with the security and work place policies and procedures in effect for any facility of Client or an Affiliate where the Services are performed (including Information Security Standards and any supplementary practices or procedures provided by Client to Contractor), and (ii) that all Services are performed in a manner that will minimize any interference with Client’s or an Affiliate’s normal business operations.

5.2  Equipment and Network Security. If access to Client’s or an Affiliate’s computer systems, other equipment or personal property (“Client’s Systems”) is required in order for Contractor to fulfill its obligations to Client, then Client shall determine the nature and extent of such access. If Client or an Affiliate provides Contractor with remote access to Client’s Systems, then any and all information relating to such remote access shall be considered Client’s Confidential Information and shall be subject to the obligations of confidentiality set forth in Section 12 below. In addition, any and all access to Client’s Systems shall be subject to the following.

5.2.1	Client’s Systems shall be used solely to perform Services for Client, and shall not be used for any purpose other than the legitimate business purposes of Client.
5.2.2
Access to Client’s Systems shall be restricted to Contractor’s Personnel who need access in order for Contractor to fulfill its obligations under this Agreement; and no access rights will be transferred to any other individuals without the prior written consent of Client.

5.2.3
Contractor will ensure that its Personnel do not attempt to break Client’s or an Affiliate’s security systems, or attempt to obtain access to any programs or data beyond the scope of the access granted by Client in writing.

5.2.4
Without limiting any of its other rights, Client reserves (for itself and its Affiliates) the rights to restrict and monitor the use of Client’s Systems, and to access, seize, copy and disclose any information, data or files developed, processed, transmitted, displayed, reproduced or otherwise accessed in conjunction with such use. Client or an Affiliate may exercise its rights reserved hereunder: (i) to verify the performance of Services or the quality of Deliverables; (ii) to assure compliance by Contractor’s Personnel with Client’s or the Affiliate’s policies and procedures; (iii) to investigate conduct that may be illegal or may adversely affect Client, an Affiliate or its or their employees; or (iv) to prevent inappropriate or excessive personal use of Client’s Systems. Contractor will advise its Personnel concerning the rights reserved hereunder.

5.3 Drug Abuse Policy. Contractor will ensure that its Personnel who are assigned to perform Services at Client’s facilities comply with Client’s Drug Abuse Policy and that its Personnel do not sell, distribute, manufacture, process, possess, use or become under the influence of illegal drugs or illicit narcotics (non-prescriptive medication). The phrases “illegal drugs” and “illegal narcotics” shall have the meaning applied by the state or country in which the business is conducted. Based on the nature or scope of the assignment, Client may require Contractor’s Personnel to be tested (at Client's direction but at Contractor’s expense) for illegal drugs or illegal narcotics as a condition to performing Services for Client. If an individual refuses to submit to the test or the individual’s test results are positive, such individual will not be permitted to perform any Services for Client.

5.4 Fingerprinting. Contractor will not assign, or retain on assignment, any person to provide Services for Client that Contractor knows or has reason to believe has a criminal background. Based on the nature or scope of the assignment, Client may require Contractor’s Personnel to be fingerprinted and to pass successfully a criminal background check (at Contractor’s expense) as a condition for performing Services for Client.

5.5 Working Hours. Contractor’s Personnel will observe the working hours, work rules and holiday schedule of Client when working on Client’s facilities, unless otherwise directed or agreed by Client. The adherence by Contractor’s Personnel to such working hours, work rules and holiday schedules shall not justify any failure by Contractor to comply with agreed upon schedules and deadlines. Contractor acknowledges that Client’s normal, professional workday consists of eight (8) working hours, exclusive of time required for personal breaks and meals.

5.6  Diversity Initiative. Licensor acknowledges that Licensee has implemented a Supplier Diversity Program which, among other initiatives, encourages the use of minority and women-owned (“Diverse Suppliers”) businesses as suppliers and subcontractors to the fullest extent possible consistent with the efficient performance of its business strategies. To assist Licensee in complying with these goals, if Licensor currently provides any reports tracking its use of Diverse Suppliers in the provision of products, goods or services, to any other of its customers, then Licensor will provide (at no additional cost to Licensee) copies of such reports, whenever they are prepared and updated, to Licensee. Licensee shall keep and treat such reports in accordance with the Licensee’s confidentiality obligations herein. These reports should be forwarded to the attention of the Citigroup Supplier Diversity Program, 333 West 34th Street, New York, NY 10001, attention Director, Supplier Diversity Program.

6.  ACCEPTANCE

6.1 Applicability. The provisions of this Section 6 shall only apply to Services and/or Deliverables that Contractor has agreed to provide and/or develop on a fixed-cost basis, unless otherwise specified by the Parties on the Work Order.

6.2 Acceptance Test. After a Deliverable has been furnished to Client, Client will be entitled to test the Deliverable to determine if it operates in accordance with, and otherwise conforms to, the Acceptance Criteria. Contractor will provide (at no additional cost to Client) such assistance as Client may reasonably require to conduct the acceptance test. If the period or procedures for the acceptance test are not specified on the Work Order, then (i) Client will have ninety (90) days from the date the Deliverable is received by Client to conduct the test, and (ii) Client may use its own internal test procedures. No Deliverable shall be deemed to have been accepted unless Client notifies Contractor that the Deliverable has successfully passed the acceptance test. Acceptance of a Deliverable shall not be deemed to constitute a waiver by Client of any rights it may have based on Contractor’s warranties.

6.3 Acceptance or Rejection. If Client determines that a Deliverable successfully operates in accordance with, and otherwise conforms to, the Acceptance Criteria, Client will notify Contractor that Client accepts the Deliverable. If Client determines that a Deliverable does not operate in accordance with, or otherwise conform to, the applicable Acceptance Criteria, then Client will provide Contractor with a notice describing the Defect. Contractor will have ten (10) days from the date it receives Client’s notice of Defect to correct (at no additional cost to Client) the Deliverable. If Contractor redelivers a Deliverable, then Client will be entitled to repeat the testing process. If (through no fault of Client) Contractor fails to deliver, within the ten (10) day period, a Deliverable that conforms to the Acceptance Criteria, then Client may reject the Deliverable and terminate the applicable Work Order (in whole or in part) upon notice to Contractor, without financial liability or obligation (for the portion terminated).

6.4 Project Completion. A Project shall be deemed to have been successfully completed only upon Client’s acceptance of all Services or Deliverables. If (through no fault of Client) all of the Services and Deliverables have not been furnished in an acceptable manner by the date set forth as the “Completion Date” on the Work Order, Client may terminate the Work Order (in whole or in part) upon notice to Contractor, without financial liability or obligation (for the portion terminated).

7.	PROPRIETARY RIGHTS

7.1 Work Product. Except as otherwise specifically provided in Sections 7.4, 7.5 and 7.6 below, the phrase “Work Product” shall mean and include the Deliverables, all ideas, concepts, know-how, techniques, inventions, discoveries, improvements, specifications, designs, methods, devices, systems, reports, studies, computer software (in object or source code), programming and other documentation, flow charts, diagrams and all other information or tangible material of any nature whatsoever (in any medium and in any stage of development or completion) relating to the subject matter of this Agreement or the applicable Work Order, that are conceived, designed, practiced, prepared, produced or developed by Contractor or any of its Personnel which is not a derivative work of any Contractor Materials (as such term is defined below) and which is not a derivative work of any Licensed Software (as such term is defined below): (i) during the course of the Project; (ii) based upon knowledge or information learned or gained from Client; or, (iii) resulting from the use of Client’s facilities, Personnel, or materials. To the fullest extent permitted under law, all Work Product shall be the property of Client and shall be deemed to be a “work made for hire” (as defined in Section 101 of Title 17 of the United States Code). Contractor shall keep and maintain adequate and current written records of all Work Products made by Contractor or its Personnel. The records will be in the form of notes, sketches, drawings, or any other format that may be specified by Client, and will be available to and remain the sole property of Client at all times. Contractor will retain ownership of all derivative works of its Contractor Materials and of its Licensed Software; provided however that Client is hereby granted by Contractor a perpetual, worldwide, irrevocable, royalty-free, non-exclusive license to use, execute, distribute, reproduce, display, modify, prepare derivative works of and perform, any Deliverables which are or contain any derivative works of Contractor Materials or of Licensed Software, subject to any of Contractor’s and Client’s rights and obligations under the Master Software License and Support Agreement (the “License Agreement”) between the parties dated as of February 1, 2006. Notwithstanding the foregoing, Contractor’s rights to use derivative works of its Contractor Materials and of its Licensed Software and Client’s right to use Work Product remains subject to each party’s obligations under Section 12 of this Agreement. Notwithstanding anything to the contrary herein, the Parties may specify alternate or different ownership and/or license rights in any applicable Work Order.

7.2 Assignment of Rights to Work Product. To the extent any Work Product is (for any reason whatsoever) determined not to be “work made for hire”, Contractor hereby irrevocably and exclusively assigns, transfers and conveys to Client all Intellectual Property Rights, in and to any and all Work Product. Contractor acknowledges that neither it nor its Personnel will retain any Intellectual Property Rights in the Work Product. Contractor will require each of its Personnel who provide Services or work on Deliverables, or may in any way be involved or responsible or claim to be involved or responsible in the conception, design, practice, preparation, production or development of the Work Product, to be bound by a written Non-Disclosure and Work Product Assignment Agreement in the form attached as Appendix B, or in the form of non-disclosure and work product assignment agreement regularly used by Contractor. Contractor will furnish executed originals of all such agreements to Client prior to commencing any work hereunder. Contractor acknowledges and agrees that: (i) the assignment to Client of the Work Product and the Intellectual Property Rights therein shall extend throughout the world, shall be in perpetuity and shall not lapse for any reason whatsoever, including Client not exercising the rights assigned to it; (ii) the assignment to Client of the Work Product and the Intellectual Property Rights therein shall be an integral part of this Agreement; and, (iii) no amount(s) shall be payable by Client to Contractor for the assignment of the Work Product and the Intellectual Property Rights therein, other than the amount(s) payable by Client to Contractor under the relevant Work Order. If Contractor obtains patent rights on any derivative works to its Contractor Materials or its Licensed Software that constitute all or part of the Deliverables, then Contractor agrees that it will not assert any claim of infringement of such patent rights against Client (or any of Client’s subsidiaries or affiliates), or any of Client’s agents, employees, distributors, resellers, customers and suppliers.

7.3 Legend. Contractor acknowledges that all or part of the Work Product may be copyrighted, trademarked, or patented solely by Client or its designee. Contractor will assist Client, or its designee, at the expense of Client, in every proper way to secure the Intellectual Property Rights in the Work Product and will disclose to Client all pertinent information and data, and execute all applications, specifications, oaths, assignments and all other instruments which Client shall deem necessary in order to obtain and secure the Intellectual Property Rights in and to the Work Product. All items provided to Client, or developed hereunder, or which otherwise qualify as Client’s property, shall be marked as follows: “© (year) by (Legal name of Client or Affiliate). All rights reserved.” Any Work Product that is software will be programmed to display the foregoing legends in the opening screens produced at the initiation of any session in which such software may be accessed by a videographic device, as well as on such reports and print pages.

7.4  Contractor Materials. Client acknowledges that in developing or furnishing a Deliverable (or any other Work Product), or in performing Services, Contractor may utilize pre-existing proprietary methodologies, tools, models, software, procedures, documentation, know-how and processes owned by Contractor (“Contractor Materials”). Client further acknowledges that Contractor may modify or improve the Contractor Materials during the course of a Project. Client agrees that all such modifications or improvements shall be included within the meaning of “Contractor Materials”, unless otherwise specifically agreed by the Parties. If any Contractor Materials are incorporated into a Deliverable or furnished in conjunction with a Deliverable, Contractor will be conclusively deemed to have (at no additional cost) granted to Client and its Affiliates a perpetual, worldwide, irrevocable, royalty-free, non-exclusive license to (i) use, execute, reproduce, display, perform, distribute, and prepare derivative works of the Contractor Materials in conjunction with the use of the Work Product or other Deliverable, and (ii) authorize or sublicense others from time to time to do any or all of the foregoing subject to any of Contractor’s and Client’s rights and obligations under the License Agreement.

7.5 Third Party Intellectual Property. If Contractor intends to develop a Deliverable in a manner that requires Client to use any software or other intellectual property of a third party (“Third Party Materials”) in order to use such Deliverable, then Contractor will (i) provide Client with prior notice, specifying in reasonable detail the nature of the Deliverable’s dependency on the Third Party Materials, and (ii) arrange for Client to obtain (for no additional cost or on such terms as may be acceptable to Client) a perpetual, irrevocable, royalty-free, non-exclusive right and license to use the Third Party Materials in connection with Client’s or an Affiliates’ use of the Deliverable.

7.6 License Rights Under Separate Agreement. The Parties specifically acknowledge and agree that the respective rights of the Parties hereto in any of Contractor’s proprietary software, any third party software, and any other intellectual property that Client has licensed (or agrees to license) under the License Agreement (the “Licensed Software”) shall be determined in accordance with the provisions of the License Agreement and shall not be included within the meaning of the phrase “Contractor Materials”, as defined in Section 7.4; provided that the creation of any derivative works of such Licensed Software shall be determined in accordance with the provisions of this Agreement.

7.7 Use of Knowledge Capital.

7.7.1. In every case, each party will retain the right to all of its ideas, skills, tools, techniques, and processes (“Knowledge Capital”). To the extent that Knowledge Capital of Contractor has been incorporated into or is embedded in the Work Product, Client will have a perpetual, nonexclusive, world-wide, royalty-free right to use, execute, modify, reproduce, display, perform, and prepare derivative works based on such Knowledge Capital, subject to the requirements of Section 12.

7.7.2.  Each party acknowledges and agrees: (i) that the other party has the right to re-use any of its know-how, ideas, concepts, methods, processes, or similar information, however characterized, whether in tangible or intangible form, at any time and without limitation subject to the limitations of Section 12 and the parties respective Intellectual Property Rights, and (ii) that each party retains ownership of any and all of its Intellectual Property Rights that existed prior to the Commencement Date including, but not limited to, all methods, processes, utilities, tools, concepts, designs, reports, programs, and templates.

7.8 Application Development. In the event that the Parties agree to engage in an application development project, they will execute an Application Development Addendum in the form attached hereto as Appendix C.

8.  TRAINING

If a Deliverable requires Client’s Personnel to be trained in order to properly use the Deliverable, Contractor will provide on-site training in the use of such Deliverable for all users designated by Client's project manager, at a time or times and at rates mutually agreed to by the Parties, unless such training is already contemplated within the scope of Services set forth in the Work Order.

9.	FEES AND PAYMENT TERMS

9.1 Project Fees. The Project fees payable by Client for the Services and Deliverables properly furnished by Contractor pursuant to this Agreement, shall be designated (or determined based on the rates designated) on the applicable Work Order.

9.2 Pricing Adjustments. Subject to any terms to the contrary in any applicable Work Order, unless separately agreed to by the Parties, Contractor will not increase its time and materials rates for Services provided to Client or an Affiliate by more than the lesser of: (i) five percent (5%) for each twelve (12) month period following the first year to which the applicable Work Order pertains; and (ii) the percentage rate of increase in the CPI (all items) for Urban Wage Earners and Clerical Workers from the preceding calendar year as determined by the United States Bureau of Labor Statistics.

9.3 Taxes. Contractor may invoice Client for sales and use taxes properly levied against or upon (i) the furnishing of the Services or Deliverables to Client by Contractor pursuant to this Agreement, or (ii) Client’s use thereof. However, Client shall not be obligated to pay any penalties, interest, or late charges imposed as a result of Contractor's failure to remit such taxes to the taxing authority on a timely basis. In addition, if Contractor fails to provide Client with timely notice of any tax audit that could result in an increase in the amount of sales or use taxes assessed hereunder, then Client shall not be required to pay any additional taxes assessed as a result of such audit. Contractor shall be solely responsible for the payment of all other taxes, including personal property taxes, franchise taxes, corporate excise or corporate privilege, property or license taxes, all taxes relating to Contractor’s Personnel, and all taxes based on the net income or gross revenues of Contractor.

9.4 Reimbursable Expenses. To the extent applicable, Contractor will only be reimbursed for expenses that have been incurred at the request of Client or have been approved in advance by Client’s Project Manager and that are reasonable, warranted and cost effective. For each item of expense for which reimbursement is requested, Contractor will submit substantiating documentation in accordance with Client’s policies. All approved business expenses and pass-through charges will be reimbursed at cost (as actually incurred), without mark-up.

9.5 Non-Reimbursable Fees and Expenses. Contractor acknowledges it is being retained because of its expertise. Accordingly, Contractor will not request payment or reimbursement for time spent educating Contractor’s Personnel, or for any costs or fees associated with training Contractor’s Personnel (including time required for orientation of replacement Personnel). Contractor will not request payment for any charges reflecting duplication of services or costs (including more than one of Contractor’s Personnel attending the same meeting, or conversations among Contractor’s Personnel), unless such duplication is essential for Contractor’s proper performance of its obligations. Contractor will provide Client with details from its time and expense system (currently Databasics). Contractor will not be reimbursed for charges incurred for or by its support staff, for any overhead items, or for the time spent preparing invoices. Nevertheless, in the event that Client requests additional expense report documentation, then an administrative fee, if any, may be charged to the Client.

9.6 Terms of Payment. No amount arising under this Agreement shall be due from Client prior to Client’s receipt of a fully executed copy of this Agreement and the applicable Work Order, and Client’s receipt of an invoice: (i) referencing this Agreement and the applicable Work Order; (ii) separately itemizing the charges for the Services, Deliverables or other items covered therein, and setting forth, in reasonable detail, the basis for the charges; and (iii) including, in the case of any reimbursable expenses or other charges (including taxes), receipts or other documentation acceptable to Client. Unless otherwise specified on a Work Order, Contractor may invoice Client monthly for the fees and expenses incurred under the Work Order. All invoices shall be submitted to Client at the billing address designated on the applicable Work Order. Each properly and accurately prepared invoice shall be payable within sixty (60) days after its receipt by Client. Client will not be liable for interest or other late fees on past due invoices. Contractor specifically covenants that it will not use any methods of electronic repossession for any reason. All payments made by Customer shall be in U.S. Dollars and directed to:

Chordiant Software Inc.
P.O. Box 49291
San Jose, CA 95161-9291

Or wire to:
Comerica Bank
Chordiant Software, Inc.
Account#: 1891571372
Routing #: 121137522

9.7 Disputed Invoices. Client may withhold payments for any item(s) on Contractor's invoice that Client reasonably disputes in good faith.  Client shall provide to Contractor written notice of its intention to withhold payment, including the reason(s) for Client's reasonable dispute of the invoice (the “Dispute Notice”).  Following receipt of the Dispute Notice, Contractor shall review the invoice in question and, if appropriate, send Client a corrected invoice.  If Contractor does not agree with Client's reasons for withholding payment or, if sent, the corrected invoice does not resolve the dispute to Client's satisfaction, then either party shall notify in writing the other party of the fact that the dispute continues (the “Response Notice”).

The parties shall use commercially reasonably efforts to resolve or settle the dispute within ninety (90) days from the date of the Response Notice. Within thirty (30) days from the date of receipt of the Response Notice, executives of both companies shall first meet in person to negotiate in good faith a resolution or settlement of the dispute. Contractor’s executive(s) shall be at the President or CEO level, and Client’s executive(s) shall be either the CIO of Citigroup N.A. Consumer Group or senior executive(s) designated by such person.

Pending settlement or resolution of the issue(s), Client's non-payment of these items shall not constitute default by Client, and shall not entitle Contractor to suspend or delay its performance of Services for a period of one (1) year from the end of the ninety (90) day period of executive conferences; provided that Client continues to pay all undisputed invoices in accordance with the provisions of Section 9.6.   After expiration of such one (1) year period, Contractor may suspend its performance of services covered by the disputed item(s).

10. REPRESENTATIONS AND WARRANTIES

10.1  Authority and Non-Infringement. Contractor represents and warrants that Contractor has all rights and authority required to enter into this Agreement and each Work Order, and to perform the Services and furnish the Deliverables contemplated by this Agreement, free from all liens, claims, encumbrances, security interests and other restrictions. Subject to the applicable terms and conditions of this Agreement and the applicable Work Order, Client and Affiliates will be entitled to use and enjoy the benefit of all Services and Deliverables without adverse interruption or disturbance by Contractor or by any entity asserting a claim under or through Contractor. Contractor further represents and warrants that the Services, Deliverables and all other materials of whatsoever nature furnished under this Agreement, and the use thereof by Client or the Affiliates in accordance with the terms and conditions of this Agreement, will not infringe (whether directly, contributorily, by inducement or otherwise), misappropriate or violate the Intellectual Property Rights of any third party, or violate the laws, regulations or orders of any governmental or judicial authority. The sole and exclusive remedy for a breach of the warranty against infringement contained in this Section 10.1 is infringement indemnity set forth in Section 14.

10.2 Personal Dealings and Non-Subornation. Contractor warrants that no officer, director, employee of Client, or any of their immediate family members, (i) has received or will receive anything of value of any kind from Contractor or its Personnel in connection with this Agreement, or (ii) has a business relationship of any kind with Contractor or its Personnel. Contractor further warrants that Contractor has not and will not make (or offer to make) any payments to, or confer (or offer to confer) any benefit upon, any employee, agent or fiduciary of any third party, with the intent to influence the conduct of such employee, agent or fiduciary in any manner relating to the subject of this Agreement.

10.3 Conformity to Specifications. Contractor warrants that at the time of delivery and thereafter throughout the applicable warranty period, each Deliverable will conform to the applicable Acceptance Criteria. If not specified by the Parties on the Work Order, the warranty period for a Deliverable performance shall be the ninety (90) day period commencing from the date Client accepts the Deliverable. In addition, the warranty period for a Deliverable will be extended by the aggregate time Client is unable to effectively use the Deliverable during the specified warranty period as a result of a Defect. If Contractor receives notice of a Deliverable Defect during the warranty period, then Contractor will (at no additional charge) correct the Defect. If Contractor is unable or unwilling to correct a Defect that has been identified by Client during the warranty period, then Client may terminate the applicable Work Order (in whole or in part) upon notice to Contractor, without financial liability or obligation (for the portion terminated).

10.4 Standard of Service. Contractor warrants that the Services will be performed and the Deliverables will be prepared in a timely and professional manner, in conformity with standards generally accepted in the Software industry, by qualified and skilled individuals. If Contractor fails to provide the Services as warranted and Client so notifies Contractor within thirty (30) days after the date Contractor declares the Services to have been completed, then Contractor will re-perform the Services at no additional charge. If Contractor is unable or unwilling to re-perform the Services as warranted, then Client shall be entitled to recover the fees paid to Contractor for the deficient Services.

10.5 Disabling Devices. Contractor represents and warrants that prior to delivering any software to Client, Contractor will test the software and the media on which it is to be delivered with a current version of a leading anti-virus application, in efforts to detect, and if so detected, to eliminate, any computer code (sometimes referred to as “viruses” or “worms”) designed to damage, disrupt, disable, harm, or otherwise impede in any manner, the orderly operation of the software or any other software, data files, firmware, hardware, computer system or network. Contractor further represents and warrants that any software developed, delivered or installed by Contractor shall not contain any computer code or any other procedures, routines or mechanisms designed by Contractor, its Personnel or its licensors to: (i) disrupt, disable, harm or impair in any way such software’s (or any other software’s) orderly operation based on the elapsing of a period of time, exceeding an authorized number of copies, advancement to a particular date or other numeral (sometimes referred to as “time bombs”, “time locks”, or “drop dead” devices); (ii) cause such software to damage or corrupt any of Client’s or its Affiliates’ (or their respective customers’) data, storage media, programs, equipment or communications, or otherwise interfere with Client’s or its Affiliates’ operations, or (iii) permit Contractor, its Personnel, its licensors or any other third party to access such software (or Client’s or its Affiliates’ computer systems) for any reason (sometimes referred to as “traps”, “access codes” or “trap door” devices). Contractor will not unilaterally (i.e., without appropriate judicial order) remove, deinstall, repossess, modify, delete, damage, deactivate, disable, or interfere with the software for any reason (including a dispute relating to this Agreement).

10.6 Favorable Provisions. Reserved.

10.7 Disclaimer. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS AGREEMENT OR ESTABLISHED BY APPLICABLE LAW AS RIGHTS THAT CANNOT BE WAIVED OR LIMITED BY CONTRACT, CONTRACTOR DISCLAIMS ALL OTHER REPRESENTATIONS AND WARRANTIES, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

11. NON-EXCLUSIVE RIGHTS

  Nothing in this Agreement shall preclude or limit Contractor, Client or an Affiliate from independently acquiring or developing competitive products or services for itself or its customers, or from providing competitive products or services to its customers, so long as neither Contractor, Client nor Affiliate breaches the obligations (including the obligations of confidentiality and intellectual property) it has assumed under this Agreement.

12.	CONFIDENTIAL INFORMATION

12.1 Contractor’s Confidential Information. Contractor’s “Confidential Information” means and refers to all materials furnished by Contractor that are expressly identified or marked by Contractor as “confidential”. In the event Contractor intends to supply Confidential Information for use in connection with a Project (for example, as part of a Deliverable), Contractor will provide Client with a written summary of such Confidential Information prior to Contractor’s disclosure thereof to Client.

12.2 Client’s Confidential Information. Client’s “Confidential Information” means and refers to all tangible or intangible information and materials, in any form or medium (and without regard to whether the information or materials are owned by Client or by a third party), whether furnished or disclosed to Contractor by Client or an Affiliate, or otherwise obtained, accessed or observed by Contractor from Client or an Affiliate, that satisfies at least one of the following criteria:

12.2.1
Information or materials related to Client’s, an Affiliates’, or any of their respective customer’s business, trade secrets, customers (including identities, characteristics and activities), business plans, strategies, forecasts or forecast assumptions, operations, methods of doing business, records, finances, assets, technology (including software, data bases, data processing or communications networking systems), data or information or materials that reveal research, technology, practices, procedures, processes, methodologies, know how, or other systems or controls by which Client’s or an Affiliate’s products, services, applications and methods of operations or doing business are developed, conducted or operated, and all information or materials derived therefrom or based thereon;

12.2.2
Information or materials designated or identified as confidential by Client or an Affiliate, whether by letter or by an appropriate proprietary stamp or legend, prior to or at the time such information or materials are disclosed by Client or an Affiliate to Contractor;

12.2.3
Information disclosed orally or visually, or written or other form of tangible information or materials without an appropriate letter, proprietary stamp or legend, if it would be apparent to a reasonable person, familiar with Client’s (or an Affiliate’s) business and the industry in which it operates, that such information or materials are of a confidential or proprietary nature; or,

12.2.4	Any non-public, personal, financial or identifying information of an individual, including Client’s or an Affiliate’s customers or employees (“Nonpublic Personal Information”).

12.3 Duty of Care. The Party receiving (“Receiving Party”) Confidential Information of the other Party (“Disclosing Party”) will exercise at least the same degree of care with respect to the Disclosing Party’s Confidential Information that the Receiving Party exercises to protect its own Confidential Information; and, at a minimum, the Receiving Party will maintain adequate security measures to safeguard the Disclosing Party’s Confidential Information from unauthorized disclosure, access, use and misappropriation. Without limiting the generality of the foregoing, the Receiving Party will only use or reproduce the Disclosing Party’s Confidential Information to the extent necessary to enable the Receiving Party to fulfill its obligations under this Agreement, or in the case of Client, to exercise its rights as contemplated by this Agreement. In addition, the Receiving Party will disclose the Disclosing Party’s Confidential Information only to those of the Receiving Party’s (or in the case of Client, also to its Affiliates’) Personnel who have a “need to know” such Confidential Information (and only to the extent necessary) in order to fulfill the purposes contemplated by the Agreement. Prior to disclosing Client’s Confidential Information to any of its Personnel, Contractor will ensure that each of its Personnel who will be working on a Project is bound by a written Non-Disclosure and Work Product Assignment Agreement in the form attached as Appendix B, or in the form of non-disclosure and work product assignment agreement regularly used by Contractor, a copy of which is attached as Appendix B-1. Contractor will furnish executed originals of all such agreements to Client’s project manager (or such other representative as may be designated by the Client) prior to commencing any work hereunder. If the Receiving Party becomes aware of any threatened or actual unauthorized access to, use or disclosure of, or any inability to account for, the Disclosing Party’s Confidential Information, the Receiving Party will promptly notify the Disclosing Party thereof and will assist the Disclosing Party with its efforts to terminate such access, to curtail such threatened or actual unauthorized use or disclosure, or to recover such information or materials. The Receiving Party will be liable to the Disclosing Party for any non-compliance by its agents or contractors to the same extent it would be liable for non-compliance by its employees.

12.4 Removal from Premises. Contractor will not remove or transmit Client’s Confidential Information from Client's premises without, in each case, obtaining Client’s express prior written consent. If any of Client’s Confidential Information must leave Client’s premises (through the mail, magnetic tape, line transmission or any other communication media) in order for Contractor to perform the Services, Contractor will use, and will cause its Personnel to use, the highest degree of care to safeguard such information from intrusion, tampering, theft, loss, and breaches of confidentiality.

12.5 Legends. Neither Party will not remove any copyright or other proprietary notice of confidentiality contained on or included in the other Party’s Confidential Information; and each Party will reproduce any such notice on any reproduction, modification or translation of the other Party’s Confidential Information.

12.6 Exclusions. The obligations of confidentiality assumed under this Agreement shall not apply to the extent the Receiving Party can demonstrate, by clear and convincing evidence, that such information:

12.6.1
is or has become generally known by persons engaged in the technology or financial services industries, without any breach by the Receiving Party of the provisions of this Agreement or any other applicable agreement between the Parties;

12.6.2	was rightfully in the possession of the Receiving Party, without confidentiality restrictions, prior to such Party’s receipt pursuant to this Agreement;
12.6.3	was rightfully acquired by the Receiving Party from a third party who was entitled to disclose such information, without confidentiality or proprietary restrictions;
12.6.4	was independently developed by the Receiving Party without using or referring to the Disclosing Party’s Confidential Information; or,
12.6.5	is subject to a written agreement pursuant to which the Disclosing Party authorized the Receiving Party to disclose the subject information.

12.7 Legally Required Disclosures. The obligations of confidentiality assumed under this Agreement shall not apply to the extent that the Receiving Party is required to disclose the Disclosing Party’s Confidential Information under any applicable law, regulation or an order from a court, regulatory agency or other governmental authority having competent jurisdiction, provided that the Receiving Party:

12.7.1	promptly notifies the Disclosing Party of the order in order to provide the Disclosing Party an opportunity to seek a protective order;
12.7.2	provides the Disclosing Party with reasonable cooperation in its efforts to resist the disclosure, upon reasonable request by the Disclosing Party and at the Disclosing Party’s expense; and,
12.7.3	disclose only the portion of the Disclosing Party’s Confidential Information that is required to be disclosed under such law, regulation or order.

12.8 Nonpublic Personal Information. Notwithstanding any other provision of this Agreement, to the extent Nonpublic Personal Information is, either intentionally or unintention-ally, disclosed to or otherwise obtained by Contractor in connection with the matters contemplated by this Agreement, Contractor will keep such Nonpublic Personal Information strictly confidential and strictly limit its use of such information to the purposes contemplated by this Agreement. Contractor agrees that Client shall have the right to conduct a review of the procedures used by Contractor to maintain the confidentiality of such Nonpublic Personal Information.

12.8  Accounting for Confidential Information. Except as otherwise expressly provided in this Agreement, upon the request of the Disclosing Party at any time after the termination of this Agreement, the Receiving Party will return (or purge its systems and files of, and suitably account for) all tangible Confidential Information supplied to, or otherwise obtained by, the Receiving Party in connection with this Agreement. The Receiving Party will certify in writing that it has fully complied with its obligations under this Section within seven (7) days after its receipt of a request from the Disclosing Party for such a certification. For the avoidance of doubt, this Section 12.9 shall not be construed (i) to require Client to return any of Contractor’s Confidential Information that was furnished as part of, or in conjunction with, a Deliverable, or (ii) to limit either Party’s right to seek relief from damages that are caused by the other Party’s default.

12.9 Insider Trading and Tipping Notice. The Contractor acknowledges that the federal securities laws, other applicable local laws, and the Client’s policies and procedures prohibit any person or entity that has received from the client material, nonpublic information about a company, from purchasing or selling securities of that company or from communicating such information to any other person or entity that may sell or purchase such securities.

13.	PUBLICITY

Contractor will not disclose the identity of Client as a customer of Contractor or the existence, nature or terms of this Master Agreement or any Work Orders, without the prior written consent of Client, which Client may withhold in its sole discretion; except as required by applicable law or regulation. Neither Party will use the other Party’s proprietary indicia, trademarks, service marks, trade names, logos, symbols or brand names (collectively “Marks”), or otherwise refer to or identify the other Party in advertising, publicity releases, or promotional or marketing publications or correspondence to third parties without, in each case, securing the prior written consent of the other Party.

14. INDEMNITY

14.1 Infringement Indemnity. Contractor will defend, hold harmless and indemnify Client, its Affiliates and their Personnel (collectively, the “Indemnitees”) from and against any and all losses, claims, liabilities, costs and expenses (including taxes, fees, fines, penalties, interest, reasonable expenses of investigation and attorneys' fees and disbursements) as incurred (collectively "Damages") arising out of, or relating to, a claim by a third party that the Services, Deliverables or any other materials furnished by Contractor to Client (or that the use thereof) infringes (whether directly, contributorily, by inducement or otherwise), misappropriates or violates such third party's Intellectual Property Rights. Contractor’s indemnity obligation under this Section 14.1 shall not extend to claims based on: (i) an unauthorized modification of the Deliverables made by an Client where the Deliverables would not be infringing without such modification, (ii) customized portions of the Deliverables designed in accordance with written specifications provided by Client where the Deliverables would not be infringing but for their adherence to the Specifications provided by Client or (iii) Client’s continued use of allegedly infringing Deliverables where Contractor has provided Client with an updated, non-infringing, equally suitable, functionally equivalent and compatible version of the Deliverables.

14.2 General Indemnity. Contractor will defend, hold harmless and indemnify the Indemnitees from and against all third-party claims for Damages arising out of, or relating to:

14.2.1	breach of any obligation for which Contractor is responsible as employer or contractor of its Personnel;
14.2.2	any breach by Contractor (or its Personnel) of the obligations assumed under, or the representations or warranties provided in, Sections 10.5 and 12 of this Agreement;
14.2.3	any gross negligence or willful misconduct of Contractor or its Personnel; or,
14.2.4	any act or omission by Contractor that results in personal injury or death, or damage to property.

14.3 Indemnification Procedures. If an Indemnitee seeks indemnification under this Agreement, the Indemnitee will: (i) give prompt notice to Contractor concerning the existence of the indemnifiable event; (ii) grant authority to Contractor to defend or settle any related action or claim; and, (iii) provide, at Contractor’s expense, such information, cooperation and assistance to Contractor as may be reasonably necessary for Contractor to defend or settle the claim or action. The Indemnitee’s failure to give prompt notice shall not constitute a waiver of the Indemnitee’s right to indemnification and shall affect Contractor’s indemnification obligations only to the extent that Contractor’s rights are materially prejudiced by such failure or delay. Notwithstanding anything to the contrary set forth herein, (i) the Indemnitee may participate, at its own expense, in any defense and settlement directly or through counsel of its choice, and (ii) Contractor will not enter into any settlement agreement on terms that would diminish the rights provided to the Indemnitee or increase the obligations assumed by the Indemnitee under this Agreement, without the prior written consent of the Indemnitee. If Contractor elects not to defend any claim, the Indemnitee will have the right to defend or settle the claim as it may deem appropriate, at the cost and expense of Contractor, and Contractor will promptly reimburse the Indemnitee for all costs, expenses, settlement amounts and other Damages.

14.4 Mitigation of Damages. If any Deliverable becomes, or (in Contractor's opinion) is likely to become, the subject of any such third party claim, then Contractor (at its sole cost and expense) may either: (i) procure the right for the Client to continue using the Deliverable as contemplated hereunder; (ii) modify the Deliverable to render it non-infringing (provided such modification does not materially degrade the Deliverable’s functionality); or (iii) replace the Deliverable with equally suitable, functionally equivalent, compatible, non-infringing Deliverable. If none of the foregoing are commercially practicable despite Contractor using all reasonable efforts and if Client is not permitted to continue using the Deliverable, then Client shall be entitled to recover from Contractor the following. If Client is prohibited from using the Deliverable within two years after the date the Deliverable was accepted, then Client shall be entitled to recover an amount equal to all fees paid for services related to the Deliverable. If Client is prohibited from using the Deliverable more than two years after the date the Deliverable was accepted, then Client shall be entitled to recover an amount equal to a pro-rated portion of the fees paid for the Deliverable (with the pro-rated portion equal to the remaining book value based on a straight line five (5) year basis).

14.5 Notification of 3rd Party Claims. Contractor will promptly notify Client concerning any threat, warning, claim or action against Contractor or its customers or suppliers of which Contractor has knowledge, that could have an adverse impact on Client's use of any Deliverable provided or made available to Client pursuant to this Agreement.

15.	INSURANCE REQUIREMENTS

15.1 Required Coverage. During the term of this Agreement and for so long as any Work Order has not yet been completed or terminated, Contractor will maintain, at its own expense, insurance coverage with limits of no less than those set forth below, and with insurers with a minimum A.M. Best Financial Strength rating of “A- (Excellent)” and Financial Size rating of “X”, or equivalent ratings from other valid rating agencies and under forms of policies satisfactory to Client.

15.1.1
Professional Liability Insurance (“Errors and Omissions”) in the minimum amount of $2,000,000 per occurrence, covering losses from any act, errors, omissions, negligence, breach of contract and/or misrepresentations related to Contractor’s obligations under this Agreement. This insurance shall be maintained for a period of at least two (2) years after completion of all Work Orders.

15.1.2
Fidelity/Crime Insurance in the minimum amount of $2,000,000 per occurrence providing coverage for any loss sustained by Client or an Affiliate as a result of any dishonest act by Contractor’s officers, employees, agents or subcontractors (whether acting alone or in collusion with others), including but not limited to theft, forgery, alteration, or transfer of funds (electronically or otherwise). Such insurance must cover (i) property of the Contractor; (ii) property of others, which the Contractor holds in its care, custody and control; and (iii) property of others for which the Contractor is legally liable.

15.1.3
Commercial General Liability including broad form contractual liability and personal injury endorsement, providing coverage against liability for bodily injury, death, and property damages in the minimum amount of $1,000,000 per occurrence and no less than $2,000,000 annual aggregate.

15.1.4	Automobile Liability in the minimum amount of $1,000,000 Combined Single Limit (“CSL”) per occurrence for bodily injury and property damage (covering owned, non-owned and hired vehicles).
15.1.5
Workers Compensation insurance covering Contractor’s employees pursuant to applicable state laws and at the statutory limits required for each such state, and Employers Liability coverage in the minimum amount of $1,000,000 per loss.

15.1.6
Umbrella/Excess Liability providing excess liability coverage in the minimum amount of $5,000,000 per occurrence, to supplement the primary coverage limits for Commercial General Liability, Automobile Liability and Employers Liability provided under the policies listed above.

15.2
Certificates of Insurance. Contractor will deliver Certificates of Insurance to Client prior to the execution of the Master Agreement. Said certificate shall indicate that policies providing coverage and limits of insurance are in full force and effect. Each Certificate shall provide that no less than thirty (30) days notice will be given in writing to Client prior to cancellation, termination, or material alteration of any one of the policies. At least ten (10) days before the expiration of an insurance policy required hereunder, Contractor will deliver to Client a certificate of insurance attesting to the renewal of such insurance. In addition, each policy required pursuant to Subsections 15.1.3, 15.1.4, 15.1.5 (Employers Liability only) and 15.1.6 shall name Client, Affiliates and assignees (suggest other parties if necessary) as additional insureds. Each policy required pursuant to Subsection 15.1.2 shall name Client, Affiliates and assignees as loss payees. Client’s acceptance of delivery of a Certificate of Insurance that does not conform to the requirements of this Section shall not relieve Contractor of its obligation to provide insurance conforming to the requirements hereof.

15.3 No Limitation. The requirements set forth above as to types, limits and approval of insurance coverage to be maintained by Contractor will not in any manner limit the liabilities and obligations assumed by Contractor under this Agreement.

16.	LIMITATION OF LIABILITY

EXCEPT TO THE EXTENT OTHERWISE EXPRESSLY PROVIDED IN THIS SECTION, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY (OR TO ANY PERSON OR ENTITY CLAIMING THROUGH THE OTHER PARTY) FOR LOST PROFITS OR FOR SPECIAL, INCIDENTAL, INDIRECT, CONSEQUENTIAL OR EXEMPLARY DAMAGES ARISING OUT OF OR IN ANY MANNER CONNECTED WITH THIS AGREEMENT OR THE SUBJECT MATTER HEREOF, REGARDLESS OF THE FORM OF ACTION AND WHETHER OR NOT SUCH PARTY HAS BEEN INFORMED OF, OR OTHERWISE MIGHT HAVE ANTICIPATED, THE POSSIBILITY OF SUCH DAMAGES. NEITHER PARTY SHALL BE LIABLE FOR ANY (i) DIRECT DAMAGES IN EXCESS OF THE TOTAL AMOUNT OF FEES PAID TO CONTRACTOR UNDER THIS AGREEMENT OR (ii) DAMAGES ARISING FROM CLAIMS FOR WHICH EITHER PARTY HAS AGREED TO INDEMNIFY THE OTHER PARTY PURSUANT TO SECTION 14.2.2 IN EXCESS OF THE TOTAL AMOUNT OF FEES PAID TO CONTRACTOR UNDER THIS AGREEMENT.THE LIMITATIONS OF LIABILITY SET FORTH IN THIS AGREEMENT SHALL NOT APPLY TO DAMAGES, (i) RESULTING FROM THE GROSS NEGLIGENCE, BAD FAITH OR WILLFUL MISCONDUCT OF A PARTY OR ITS PERSONNEL, (ii) STEMMING FROM PERSONAL INJURY, DEATH, OR PROPERTY DAMAGE CAUSED BY A PARTY OR ITS PERSONNEL, (iii) ARISING FROM CLAIMS FOR WHICH EITHER PARTY HAS AGREED TO INDEMNIFY THE OTHER PARTY PURSUANT TO SECTIONS 14.1 OR 14.2 ABOVE, OR (iv) ARISING FROM ANY BREACH BY CONTRACTOR OF ITS OBLIGATIONS SET FORTH IN SECTION 10.5 AND SECTION 12 HEREIN.

17.  SUBCONTRACTORS

Contractor will not use a subcontractor to perform Contractor’s obligations under this Agreement without obtaining Client’s prior written approval, which will not be unreasonably withheld or delayed. Client’s approval of a subcontractor shall not constitute a waiver of any rights Client may have based on Contractor’s representations and warranties. Contractor will be fully responsible for all acts and omissions of its subcontractors. Nothing in this Agreement shall be construed to create any contractual relationship between Client and any subcontractor, nor any obligation on the part of Client, to pay or to ensure the payment of any money due any subcontractor.

18.  ASSIGNMENT

Either party may, with notice to other party, assign this Agreement or any of its rights or interests hereunder, or delegate any of its obligations hereunder, to (i) an Affiliate, (ii) the assigning party’s successor pursuant to a merger, reorganization, consolidation or sale, or (iii) an entity that acquires all or substantially all of that portion of the Party’s assets or business. Except as otherwise provided above, neither Party may assign this Agreement nor any of its rights or interests hereunder, nor delegate any obligation to be performed hereunder, without the prior written consent of the other Party. Any attempted assignment or delegation in contravention of this Section shall be null and void, and of no force or effect. This Agreement shall be binding upon, and shall inure to the benefit of, the legal successors and permitted assigns of the Parties.

19.	NOTICES

Any notice, demand or other communication (collectively “notice”) required or permitted under this Agreement shall be made in writing and shall be deemed to have been duly given (i) when delivered personally to the representative(s) designated to receive notices for the intended recipient, or (ii) when mailed by certified mail (return receipt requested) or sent by overnight courier to the representative(s) designated to receive notices for the intended recipient at the address set forth in the introductory paragraph of this Master Agreement or in the applicable Work Order, as appropriate. Notices concerning the Master Agreement shall be given to the person who signed the Master Agreement on behalf of the intended recipient. Notices concerning a Work Order shall be given to the intended recipient’s then current project manager. Any notice from Contractor that either (i) relates to the Master Agreement, or (ii) alleges Client committed a material breach, shall also be sent to Client’s General Counsel’s Office, to the attention of the managing attorney responsible for intellectual property and technology. Either Party may change its address(es) or representative(s) for receiving notices upon notice to the other.

20.	COMPLIANCE WITH LAW

20.1 General. In performing its obligations under this Agreement, Contractor will comply, and will cause its Personnel to comply, with the requirements of all applicable laws, ordinances, regulations, codes and executive orders.

20.2 Export Controls. Without limiting the generality of Section 20.1, each Party specifically agrees to comply, and will cause its Personnel to comply, with the requirements of all applicable export laws and regulations, including but not limited to the U.S. Export Administration Regulations. Unless authorized by U.S. regulation or Export License, neither Party will export nor reexport, directly or indirectly, any software or technology received from the other Party, or allow the direct product thereof to be exported or reexported, directly or indirectly, to (a) any country in Country Group E:2 of the Export Administration Regulations of the Department of Commerce (see http://www.bxa.doc.gov) or any other country subject to sanctions administered by the Office of Foreign Assets Control (see http://www.treas.gov/ofac/); or (b) any non-civil (i.e. military) end-users or for any non-civil end-uses in any country in Country Group D:1 of the Export Administration Regulations, as revised from time to time. Each party understands that countries other than the U.S. may restrict the import or use of strong encryption products and may restrict exports, and each party agrees that it shall be solely responsible for compliance with any such import or use restriction.

21.  CHOICE OF LAW, JURISDICTION AND WAIVER OF JURY TRIAL

21.1  Governing Law. The substantive laws of the State of New York shall in all respects govern this Agreement as though this Agreement was entered into, and was to be entirely performed within, the State of New York. The Parties expressly disclaim the applicability of, and waive any rights based upon, the Uniform Computer Information Transactions Act or the United Nations Convention on the Sale of Goods. For the avoidance of doubt, nothing stated in this Agreement will prejudice or limit the rights or remedies of either Party to enforce any award or decree under the laws of any jurisdiction where property or assets of the other Party may be located.

21.2 Jurisdiction. All claims or disputes arising out of or in connection with this Agreement shall be heard exclusively by any of the federal or state court(s) of competent jurisdiction located in the Borough of Manhattan, New York City, NY, USA. To that end, each Party irrevocably consents to the exclusive jurisdiction of, and venue in, such court(s), and waives any, (i) objection it may have to any proceedings brought in any such court, (ii) claim that the proceedings have been brought in an inconvenient forum, and (iii) right to object (with respect to such proceedings) that such court does not have jurisdiction over such Party. Without limiting the generality of the forgoing, Contractor specifically and irrevocably consents to personal and subject matter jurisdiction for such claims or disputes in the federal or state court sitting in New York City, NY, USA, and to the service of process in connection with any such claim or dispute by the mailing thereof by registered or certified mail, postage prepaid to Contractor, at the address for notice set forth in, or designated pursuant to, this Agreement.

21.3 WAIVER OF JURY TRIAL. CONTRACTOR AND CLIENT HEREBY WAIVE THE RIGHT TO A TRIAL BY JURY IN ANY PROCEEDING OR LITIGATION BROUGHT AGAINST THE OTHER WITH RESPECT TO THIS AGREEMENT OR CONTRACTOR'S PERFORMANCE OF SERVICES.

22.  REMEDIES

22.1 Equitable Relief. Contractor and Client each acknowledge that the failure to perform their respective duties under Sections 12 or 13 may cause the other Party to suffer irreparable injury for which the injured Party will not have an adequate remedy available at law. Accordingly, the injured Party may seek to obtain injunctive or other equitable relief to prevent or curtail any such breach, threatened or actual, without posting a bond or security and without prejudice to such other rights as may be available under this Agreement or under applicable law. For purposes of this Agreement, "equitable relief" means and includes those remedies traditionally and historically granted by courts of equity, including without limitation, injunction, attachment, declaratory relief, lis pendens, receivership and replevin.

22.2 Recovery of Fees. If Client terminates a Work Order pursuant to Section 6.3 or Section 10.3, then Client will be entitled to recover from Contractor all amounts paid by Client pursuant to the Work Order on account of (i) the defective Deliverable, and (ii) the Services or other products furnished by Contractor to Client in conjunction with such Deliverable, that Client is unable to utilize effectively or completely as a result of Contractor’s failure to fulfill (in a timely manner) its obligation to furnish a conforming Deliverable or to correct the Defect.

22.3 Cumulative Remedies and Off Sets. Except as otherwise expressly provided in this Agreement, all remedies in this Agreement are cumulative and in addition to (not in lieu of) any other remedies available to a Party at law or in equity. In the event of a claim by Client for loss or damages for which Contractor is responsible, Client shall be entitled to adjust the amounts claimed against future or outstanding payments due, or which may become due, to Contractor.

23. WAIVER

No course of dealing, failure by either Party to require the strict performance of any obligation assumed by the other hereunder, or failure by either Party to exercise any right or remedy to which it is entitled, shall constitute a waiver or cause a diminution of the obligations or rights provided under this Agreement. No provision of this Agreement shall be deemed to have been waived by any act or knowledge of either Party, but only by a written instrument signed by a duly authorized representative of the Party to be bound thereby. Waiver by either Party of any default shall not constitute a waiver of any other or subsequent default.

24.  FORCE MAJEURE

A Party will be excused from a delay in performing, or a failure to perform, its obligations under this Agreement to the extent such delay or failure is caused by the occurrence of any contingency beyond the reasonable control, and without any fault, of such Party. In such event, the performance times shall be extended for a period of time equivalent to the time lost because of the excusable delay. However, if an excusable delay continues more than thirty (30) days, the Party not relying on the excusable delay may, at its option, terminate the affected Work Order(s) in whole or in part, upon notice to the other Party. In order to avail itself of the relief provided in this Section for an excusable delay, the Party must act with due diligence to remedy the cause of, or to mitigate or overcome, such delay or failure. For purposes of this Section, the phrase “due diligence” shall, at a minimum, require Contractor to maintain a contingency plan (and provide evidence of its current and periodic testing if requested by Client) for the continuation of business so that despite any disruption in Contractor’s ability to fulfill its service obligations from any particular location or through the efforts of any particular individuals, Contractor will be able to fulfil its service obligations from an alternative/backup location.

25. SOLICITING FOR HIRE

Neither party will not directly or indirectly solicit any employee of the other party for employment or services while a Work Order is in effect, nor during the twelve (12) month period following the termination of the Work Order. For the purposes of this Section, the advertisement of employment opportunities by a Party in any public forum (including magazines, trade journals, publicly accessible internet sites, classified advertisements, or job fairs open to the public) shall not be considered "solicitation", and the hiring of an individual as a result of his or her response to such a general employment advertisement or in response to his or her unsolicited employment inquiry shall not constitute a breach of this Agreement.

26. CONSTRUCTION

26.1  Inconsistencies. In the event of any inconsistency between the provisions of this Master Agreement and any Work Order, the provisions of the Work Order shall govern for purposes of such Work Order.

26.2  Modification. The terms, conditions, covenants and other provisions of this Agreement may hereafter be modified, amended, supplemented or otherwise changed only by a written instrument (excluding e-mail or similar electronic transmissions) that specifically purports to do so and is physically executed by a duly authorized representative of each Party.

26.3  Severability. If a court of competent jurisdiction declares any provision of this Agreement to be invalid, unlawful or unenforceable as drafted, the Parties intend that such provision be amended and construed in a manner designed to effectuate the purposes of the provision to the fullest extent permitted by law. If such provision cannot be so amended and construed, it shall be severed, and the remaining provisions shall remain unimpaired and in full force and effect to the fullest extent permitted by law.

26.4  Survival. The provisions of this Agreement that, by their nature and content, must survive the completion, rescission, termination or expiration of this Agreement in order to achieve the fundamental purposes of this Agreement (including any licenses expressly granted to Client by Contractor under this Agreement), shall so survive and continue to bind the Parties.

26.5  Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, and all of which together shall constitute one instrument.

27.  AUDITED FINANCIAL STATEMENTS

Upon Client’s request, Contractor will provide a completed audited statement of the financial condition of Contractor’s organization, including (i) audited year-end results for the three (3) previous years, including revenues, expenses, net income, total assets, liabilities and footnotes; and (ii) the most recent financial interim statement.

28. COMPLETE UNDERSTANDING

This Agreement (together with the schedules, Work Orders, and other appendices attached hereto or specifically incorporated herein by reference) constitutes the complete understanding of the Parties with regard to the subject matter hereof. This Agreement supersedes all prior or contemporaneous agreements, discussions, negotiations, promises, proposals, representations, and understandings (whether written or oral) between the Parties with regard to the subject matter hereof. Contractor specifically acknowledges and agrees that it did not enter into this Agreement in reliance upon any agreement, promise, representation, or understanding made by or on behalf of Client that is not contained herein.

IN WITNESS WHEREOF, the Parties hereto, through their duly authorized officers, have executed this Master Professional Services Agreement as of the Commencement Date designated above.

Chordiant Software, Inc.		Citicorp Credit Services, Inc. (USA)
By:	/s/ Kelly Hicks	By:	/s/ Mitchell J. Habib
Name:	Kelly Hicks	Name:	Mitchell J. Habib
Title:	Vice President, Finance	Title:	CIO
Date:	June 6, 2006	Date:	June 6, 2006

APPENDIX A
WORK ORDER

Work Order #:
Effective Date:

THIS WORK ORDER is entered as of the Effective Date designated above, by and between Contractor and the Client designated below. The Parties hereto acknowledge that they are entering into this Work Order pursuant to the provisions of the Master Professional Services Agreement dated as of __________________, between Contractor and CITIGROUP ENTITY THAT SIGNED MASTER.  The Parties further acknowledge and agree that the provisions of the Master Professional Services Agreement shall apply to this Work Order as though such provisions were set forth herein in their entirety.

Party:	CONTRACTOR	CLIENT
Name:
Address:
State of Incorporation:

Project Name:

Commencement Date:	Completion Date:

Project Managers:	For Contractor	For Client

Address:

Phone:

e-mail:

Description of Services To Be Performed (Add attachment if needed.):

Description of Deliverables (Add attachment if needed.):

Deliverable Milestones (Add attachment if needed.):

DATE:
DATE:
DATE:

Acceptance Criteria (Attach Specifications and other criteria if applicable.)

Warranty Period:

Basis for Determining Fee

Time and Material Rates:

Estimated Total Fees
Estimated Total Expenses
Estimated Total Cost*
The total cost shown above may not be exceeded without the prior written approval of Client. Unless the fee basis is a firm fixed price, Client is under no obligation to spend any minimum amount.

Fixed Price Fee:

Billing Address:

Contractor’s Personnel:

Number of Personnel	Skill Level	Service Location

Additional Terms and Conditions: Ownership of Deliverables (if different than provided in Section 7):

IN WITNESS WHEREOF, the Parties hereto, through their duly authorized officers, have executed this Work Order to the Master Professional Services Agreement as of the Effective Date designated above.

Contractor:	Client:
By:	By:
Name:	Name:
Title:	Title:
Date:	Date:

Appendix B-1

CHORDIANT SOFTWARE, INC.

EMPLOYEE PROPRIETARY INFORMATION
AND INVENTIONS AGREEMENT

In consideration of my employment or continued employment by CHORDIANT SOFTWARE, INC. (the "Company"), and the compensation now and hereafter paid to me, I hereby agree as follows:

1.	Nondisclosure

1.1  Recognition of Company's Rights; Nondisclosure. At all times during my employment and thereafter, I will hold in strictest confidence and will not disclose, use, lecture upon or publish any of the Company's Proprietary Information (defined below), except as such disclosure, use or publication may be required in connection with my work for the Company, or unless an officer of the Company expressly authorizes such in writing. I will obtain Company's written approval before publishing or submitting for publication any material (written, verbal, or otherwise) that relates to my work at Company and/or incorporates any Proprietary Information. I hereby assign to the Company any rights I may have or acquire in such Proprietary Information and recognize that all Proprietary Information shall be the sole property of the Company and its assigns.

1.2  Proprietary Information. The term "Proprietary Information" shall mean any and all confidential and/or proprietary knowledge, data or information of the Company. By way of illustration but not limitation, "Proprietary Information" includes (a) trade secrets, inventions, mask works, ideas, processes, formulas, source and object codes, data, programs, other works of authorship, know-how, improvements, discoveries, developments, designs and techniques (hereinafter collectively referred to as "Inventions"); and (b) information regarding plans for research, development, new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers and customers; and (c) information regarding the skills and compensation of other employees of the Company. Notwithstanding the foregoing, it is understood that, at all such times, I am free to use information which is generally known in the trade or industry, which is not gained as result of a breach of this Agreement, and my own, skill, knowledge, know-how and experience to whatever extent and in whichever way I wish.

1.3  Third Party Information. I understand, in addition, that the Company has received and in the future will receive from third parties confidential or proprietary information ("Third Party Information") subject to a duty on the Company's part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the term of my employment and thereafter, I will hold Third Party Information in the strictest confidence and will not disclose to anyone (other than Company personnel who need to know such information in connection with their work for the Company) or use, except in connection with my work for the Company, Third Party Information unless expressly authorized by an officer of the Company in writing.

1.4  No Improper Use of Information of Prior Employers and Others. During my employment by the Company I will not improperly use or disclose any confidential information or trade secrets, if any, of any former employer or any other person to whom I have an obligation of confidentiality, and I will not bring onto the premises of the Company any unpublished documents or any property belonging to any former employer or any other person to whom I have an obligation of confidentiality unless consented to in writing by that former employer or person. I will use in the performance of my duties only information which is generally known and used by persons with training and experience comparable to my own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company.

2.	Assignment of Inventions.

2.1  Proprietary Rights. The term "Proprietary Rights" shall mean all trade secret, patent, copyright, mask work and other intellectual property rights throughout the world.

2.2  Prior Inventions. Inventions, if any, patented or unpatented, which I made prior to the commencement of my employment with the Company are excluded from the scope of this Agreement. To preclude any possible uncertainty, I have set forth on Exhibit B (Previous Inventions) attached hereto a complete list of all Inventions that I have, alone or jointly with others, conceived, developed or reduced to practice or caused to be conceived, developed or reduced to practice prior to the commencement of my employment with the Company, that I consider to be my property or the property of third parties and that I wish to have excluded from the scope of this Agreement (collectively referred to as "Prior Inventions"). If disclosure of any such Prior Invention would cause me to violate any prior confidentiality agreement, I understand that I am not to list such Prior Inventions in Exhibit B but am only to disclose a cursory name for each such invention, a listing of the party(ies) to whom it belongs and the fact that full disclosure as to such inventions has not been made for that reason. A space is provided on Exhibit B for such purpose. If no such disclosure is attached, I represent that there are no Prior Inventions. If, in the course of my employment with the Company, I incorporate a Prior Invention into a Company product, process or machine, the Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to make, have made, modify, use and sell such Prior Invention. Notwithstanding the foregoing, I agree that I will not incorporate, or permit to be incorporated, Prior Inventions in any Company Inventions without the Company's prior written consent.

2.3  Assignment of Inventions. Subject to Sections 2.4, and 2.6, I hereby assign and agree to assign in the future (when any such Inventions or Proprietary Rights are first reduced to practice or first fixed in a tangible medium, as applicable) to the Company all my right, title and interest in and to any and all Inventions (and all Proprietary Rights with respect thereto) whether or not patentable or registrable under copyright or similar statutes, made or conceived or reduced to practice or learned by me, either alone or jointly with others, during the period of my employment with the Company. Inventions assigned to the Company, or to a third party as directed by the Company pursuant to this Section 2, are hereinafter referred to as "Company Inventions."

2.4  Nonassignable Inventions. This Agreement does not apply to an Invention which qualifies fully as a nonassignable Invention under Section 2870 of the California Labor Code (hereinafter "Section 2870"). I have reviewed the notification on Exhibit A (Limited Exclusion Notification) and agree that my signature acknowledges receipt of the notification.

2.5  Obligation to Keep Company Informed. During the period of my employment and for six (6) months after termination of my employment with the Company, I will promptly disclose to the Company fully and in writing all Inventions authored, conceived or reduced to practice by me, either alone or jointly with others. In addition, I will promptly disclose to the Company all patent applications filed by me or on my behalf within a year after termination of employment. At the time of each such disclosure, I will advise the Company in writing of any Inventions that I believe fully qualify for protection under Section 2870; and I will at that time provide to the Company in writing all evidence necessary to substantiate that belief. The Company will keep in confidence and will not use for any purpose or disclose to third parties without my consent any confidential information disclosed in writing to the Company pursuant to this Agreement relating to Inventions that qualify fully for protection under the provisions of Section 2870. I will preserve the confidentiality of any Invention that does not fully qualify for protection under Section 2870.

                    2.6  Government or Third Party. I also agree to assign all my right, title and interest in and to any particular Company Invention to a third party, including without limitation the United States, as directed by the Company.

2.7  Works for Hire. I acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of my employment and which are protectable by copyright are "works made for hire," pursuant to United States Copyright Act (17 U.S.C., Section 101).

2.8  Enforcement of Proprietary Rights. I will assist the Company in every proper way to obtain, and from time to time enforce, United States and foreign Proprietary Rights relating to Company Inventions in any and all countries. To that end I will execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such Proprietary Rights and the assignment thereof. In addition, I will execute, verify and deliver assignments of such Proprietary Rights to the Company or its designee. My obligation to assist the Company with respect to Proprietary Rights relating to such Company Inventions in any and all countries shall continue beyond the termination of my employment, but the Company shall compensate me at a reasonable rate after my termination for the time actually spent by me at the Company's request on such assistance.

In the event the Company is unable for any reason, after reasonable effort, to secure my signature on any document needed in connection with the actions specified in the preceding paragraph, I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, which appointment is coupled with an interest, to act for and in my behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph with the same legal force and effect as if executed by me. I hereby waive and quitclaim to the Company any and all claims, of any nature whatsoever, which I now or may hereafter have for infringement of any Proprietary Rights assigned hereunder to the Company.

3.
Records. I agree to keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that may be required by the Company) of all Proprietary Information developed by me and all Inventions made by me during the period of my employment at the Company, which records shall be available to and remain the sole property of the Company at all times.

4.
Additional Activities. I agree that during the period of my employment by the Company I will not, without the Company's express written consent, engage in any employment or business activity which is competitive with, or would otherwise conflict with, my employment by the Company. I agree further that for the period of my employment by the Company and for one (l) year after the date of termination of my employment with the Company I will not induce any employee of the Company to leave the employ of the Company. I agree further that for the period of my employment with the Company and for one (1) year after the date of termination of my employment with the Company, I will not solicit the business of any client or customer of the Company (other than on behalf of the Company).

5.  No Conflicting Obligation. I represent that my performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence information acquired by me in confidence or in trust prior to my employment by the Company. I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict herewith.

6.  Return of Company Documents. When I leave the employ of the Company, I will deliver to the Company any and all drawings, notes, memoranda, specifications, devices, formulas, and documents, together with all copies thereof, and any other material containing or disclosing any Company Inventions, Third Party Information or Proprietary Information of the Company. I further agree that any property situated on the Company's premises and owned by the Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice. Prior to leaving, I will cooperate with the Company in completing and signing the Company's termination statement.

7.  Legal and Equitable Remedies. Because my services are personal and unique and because I may have access to and become acquainted with the Proprietary Information of the Company, the Company shall have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that the Company may have for a breach of this Agreement.

8.  Notices. Any notices required or permitted hereunder shall be given to the appropriate party at the address specified below or at such other address as the party shall specify in writing. Such notice shall be deemed given upon personal delivery to the appropriate address or if sent by certified or registered mail, three (3) days after the date of mailing.

9.  Notification of New Employer. In the event that I leave the employ of the Company, I hereby consent to the notification of my new employer of my rights and obligations under this Agreement.

10.  General Provisions.

10.1  Governing Law; Consent to Personal Jurisdiction. This Agreement will be governed by and construed according to the laws of the State of California, as such laws are applied to agreements entered into and to be performed entirely within California between California residents. I hereby expressly consent to the personal jurisdiction of the state and federal courts located in Santa Clara County, California for any lawsuit filed there against me by Company arising from or related to this Agreement.

10.2  Severability. In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. If moreover, any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

10.3  Successors and Assigns. This Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors, and its assigns.

10.4  Survival. The provisions of this Agreement shall survive the termination of my employment and the assignment of this Agreement by the Company to any successor in interest or other assignee.

10.5  Employment. I agree and understand that nothing in this Agreement shall confer any right with respect to continuation of employment by the Company, nor shall it interfere in any way with my right or the Company's right to terminate my employment at any time, with or without cause.

10.6  Waiver. No waiver by the Company of any breach of this Agreement shall be a waiver of any preceding or succeeding breach. No waiver by the Company of any right under this Agreement shall be construed as a waiver of any other right. The Company shall not be required to give notice to enforce strict adherence to all terms of this Agreement.

10.7  Entire Agreement. The obligations pursuant to Sections 1 and 2 of this Agreement shall apply to any time during which I was previously employed, or am in the future employed, by the Company as a consultant if no other agreement governs nondisclosure and assignment of inventions during such period. This Agreement is the final, complete and exclusive agreement of the parties with respect to the subject matter hereof and supersedes and merges all prior discussions between us. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing and signed by the party to be charged. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.

This Agreement shall be effective as of the first day of my employment with the Company, namely: _______________, 20__.

I have read this Agreement carefully and understand its terms. I have completely filled out Exhibit B to this Agreement.

Dated: ___________

(Signature)

(Printed Name)

Accepted and Agreed To:

CHORDIANT SOFTWARE, INC.

By:

Title:

(Address)

Dated: _______

Exhibit A

LIMITED EXCLUSION NOTIFICATION

This is to notify you in accordance with Section 2872 of the California Labor Code that the foregoing Agreement between you and the Company does not require you to assign or offer to assign to the Company any invention that you developed entirely on your own time without using the Company's equipment, supplies, facilities or trade secret information except for those inventions that either:

1.  Relate at the time of conception or reduction to practice of the invention to the Company's business, or actual or demonstrably anticipated research or development of the Company;

2.  Result from any work performed by you for the Company.

To the extent a provision in the foregoing Agreement purports to require you to assign an invention otherwise excluded from the preceding paragraph, the provision is against the public policy of this state and is unenforceable.

This limited exclusion does not apply to any patent or invention covered by a contract between the Company and the United States or any of its agencies requiring full title to such patent or invention to be in the United States.

I acknowledge receipt of a copy of this notification.

By:
 (Printed Name of Employee)

Date:
Witnessed by:

(Printed Name of Representative)

Exhibit B

TO:  CHORDIANT SOFTWARE, INC.

FROM:

DATE:

SUBJECT: Previous Inventions

1. Except as listed in Section 2 below, the following is a complete list of all inventions or improvements relevant to the subject matter of my employment by CHORDIANT SOFTWARE, INC. (the "Company") that have been made or conceived or first reduced to practice by me alone or jointly with others prior to my engagement by the Company:

For Check Boxes:

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No inventions or improvements.

See below:

Additional sheets attached.

2. Due to a prior confidentiality agreement, I cannot complete the disclosure under Section 1 above with respect to inventions or improvements generally listed below, the proprietary rights and duty of confidentiality with respect to which I owe to the following party(ies):

Invention or Improvement Party(ies)  Relationship

1.

2.

3.

Additional sheets attached.

APPENDIX C
RESERVED

Addendum #1

APPLICATION DEVELOPMENT ADDENDUM

Application Name:	Collections
Effective Date:	April 3, 2006

THIS APPLICATION DEVELOPMENT ADDENDUM #1 is entered as of the Effective Date designated above, by and between Contractor and the Client designated below. The Parties hereto acknowledge that they are entering into this Addendum pursuant to the provisions of the Master Professional Services Agreement dated as of April 3, 2006, between Contractor and Citicorp Credit Services, Inc. (USA).  The Parties further acknowledge and agree that except as otherwise provided below the provisions of the Master Professional Services Agreement and the meanings of capitalized terms to the extent set forth therein shall apply to this Addendum as though such provisions were set forth herein in their entirety.

Party:	CONTRACTOR	CLIENT
Name:	Chordiant Software, Inc.	Citicorp Credit Services, Inc. (USA)
Address:	20400 Stevens Creek Blvd. Cupertino, CA 95014	14000 Citi Cards Way Jacksonville, FL 32258
State of Incorporation:	Delaware	Delaware

Application Name: Collections
(the “Application”)

Client Specific Intellectual Property Rights:
(“Client Specific IPR”)

•	Specific Analytics and Rules previously developed and/or to be developed by Client
•	Unique Processes that are not Industry Standard previously developed and/or to be developed by Client

The parties acknowledge that the Application is under software development by Contractor as of the date of this Addendum under the Agreement between the Parties dated April 3, 2006, and that Client is a cooperative and contributing party to such Application software development (the “Project”). The parties acknowledge that the Application developed hereunder will contain both generic elements and Client-specific elements. It is the Parties’ intention that Contractor will be able to market, distribute and sell the generic elements of the Application as a comprehensive application product to its other customers. It is also the parties’ intention that the proprietary elements of Client’s Application channel including without limitation Client Specific IPR will not be incorporated into the Application product distributed by Contractor. With the exception of Client Specific IPR, all Application software will solely owned by Contractor.

With respect to the development and ownership of the Application, the following terms shall apply in lieu of Sections 7.1, 7.2, 7.3 and 7.4 of the Master Professional Services Agreement:

1. Application Work Product. The phrase “Application Work Product” shall mean and include the Deliverables, all ideas, concepts, know-how, techniques, inventions, discoveries, improvements, specifications, designs, methods, devices, systems, reports, studies, computer software (in object or source code), programming and other documentation, flow charts, diagrams and all other information or tangible material of any nature whatsoever (in any medium and in any stage of development or completion) relating to the subject matter of this Addendum or the applicable Work Order (if any), that are conceived, designed, practiced, prepared, produced or developed by Contractor or any of its Personnel during the course of the Project; provided however that the Client Specific IPR shall not be part of the Application Work Product. To the fullest extent permitted under law, all Application Work Product shall be the property of Contractor. To the extent Client has participated in the development of the Application Work Product, Client hereby irrevocably and exclusively assigns, transfers and conveys to Contractor all Intellectual Property Rights in and to any and all Application Work Product, exclusive of the Client Specific IPR. Client Specific IPR is not included in the definition of Application Work Product. Client will retain ownership of all Client Specific IPR.

2. Client License. Contractor hereby grants and will be conclusively deemed to have (at no additional cost) granted to Client and its Affiliates a perpetual, worldwide, irrevocable, royalty-free, non-exclusive license under the Master Software License and Support Agreement between the parties dated as of February 1, 2006 (the “License Agreement”) to use, execute, display and perform the Application only in conjunction with the other software licensed by Contractor under the License Agreement, subject to any of Contractor’s rights or Client’s obligations under the License Agreement.

To the extent that there is any conflict between the terms of this Addendum and the terms of the Master Professional Services Agreement, the terms of this Addendum shall control.

IN WITNESS WHEREOF, the Parties hereto, through their duly authorized officers, have executed this Addendum to the Master Professional Services Agreement as of the Effective Date designated above.

Contractor:		Client:
By:	/s/ Kelly Hicks	By:	/s/ Mitchell J. Habib
Name:	Kelly Hicks	Name:	Mitchell J. Habib
Title:	Vice President, Finance	Title:	CIO
Date:	June 6, 2006	Date:	June 6, 2006